Exhibit 4.2

ORBSAT CORP

STOCK AWARD AGREEMENT

This STOCK AWARD AGREEMENT (the "Award Agreement"), dated as of the August 21, 2020 (the "Grant Date"), is between Orbsat Corp, a Nevada corporation (the "Company"), and Hector Delgado (the "Holder"), the Director.

WHEREAS, the Company desires to give the Holder the opportunity to acquire 5,000 shares of common stock of the Company, par value $0.0001 per share ("Common Shares");

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Grant of Award. The Company hereby grants to the Holder the right to acquire all or any part of an aggregate of 5,000 Common Shares. The Award is in all respects limited and conditioned as hereinafter provided.

2.

Term. Unless earlier terminated pursuant to any provision of this Award Agreement, this Award shall expire ten years from date of grant (the "Expiration Date"). This Award shall not be issuable on or after the Expiration Date.

3.

Method Upon Issuance of Award. Upon receipt of notice of acceptance, the Company shall deliver a book entry confirmation. representing the Common Shares with respect to which the Stock Award is so issued. The Holder shall obtain the rights of a shareholder upon receipt of a certificate(s) representing such Common Shares. Such certificate(s) shall be registered in the name of the person so granted the Award and shall be delivered as provided above to, or upon the written order of, the person granted the Award. Upon grant of the Award, Holder shall be responsible for all employment and income taxes then or thereafter due.

4.

Non-Transferability of Option. This Award is not assignable or transferable, in whole or in part, by the Holder other than by will or by the laws of descent and distribution. During the lifetime of the Holder, the Award shall be issuable only by the Holder or, in the event of his or her disability, by his or her guardian or legal representative.

5.	Disability. If the Holder becomes disabled prior to the Expiration Date, then this Award may be issued by the Holder or by the Holder’s legal representative.

6.

Death. If the Holder dies prior to the Expiration Date, then this Award may be issued by the Holder’s estate, personal representative or beneficiary who acquired the right to issue this Award by bequest or inheritance or by reason of the Holder’s death, to the extent of the number of Common Shares with respect to which the Holder could have exercised it on the date of his or her death, at any time prior to the earlier of (i) the Expiration Date or (ii) one year after the date of the Holder's death. Any part of the Award that was not exercisable immediately before the Holder's death shall terminate at that time.

7.

Securities Matters. (a) If, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Common Shares subject to the Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance of Common Shares hereunder, such Award may not be issuable, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. The Company shall be under no obligation to apply for or to obtain such listing, registration or qualification, or to satisfy such condition. The Board shall inform the Holder in writing of any decision to defer or prohibit the issuance of the Award. (b) The Company may require: (i) the Holder (or any other person issuing the Award in the case of the Holder's death or disability) as a condition of issuing the Award, to give written assurances, in substance and form satisfactory to the Company, to the effect that such person is acquiring the Common Shares subject to the Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to make such other representations or covenants; and (ii) that any certificates for Common Shares delivered in connection with the issuance of the Award bear such legends, in each case as the Company deems necessary or appropriate, in order to comply with federal and applicable state securities laws, to comply with covenants or representations made by the Company in connection with any public offering of its Common Shares or otherwise. The Optionee specifically understands and agrees that the Common Shares, if and when issued upon exercise of the Option, may be "restricted securities," as that term is defined in Rule 144 under the Securities Act of 1933 and, accordingly, the Optionee may be required to hold the shares indefinitely unless they are registered under such Securities Act of 1933, as amended, or an exemption from such registration is available. The Holder shall have no rights as a shareholder with respect to any Common Shares covered by the Award (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to the Holder for such Common Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

8.	Governing Law. The laws of the State of Nevada (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Optionee and the Options granted herein.

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IN WITNESS WHEREOF, the Company has caused this Stock Award Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand and seal, all as of the 21st day of August 2020.

ORBSAT CORP

By:

/s/ David Phipps
Name: David Phipps
Title: Chief Executive Officer

By:

/s/ Hector Delgado
Name: Hector Delgado
Holder

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